Exhibit 10.2

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (this “Agreement”),  is made and effective as of April 8, 2019 (the “Effective Date”), by and among (i) Blue Apron, LLC, a Delaware limited liability company having its principal place of business at 40 West 23rd Street, 5th Floor, New York, NY 10010 (the “Company”), (ii) solely with respect to certain provisions hereof, Blue Apron Holdings, Inc., a Delaware corporation having its principal place of business at 40 West 23rd Street, 5th Floor, New York, NY 10010 (“Holdings”), and (iii) Brad Dickerson (“Advisor”). The Company, Holdings and Advisor are each referred to herein individually as a “Party” and collectively, as applicable, as the “Parties.”

WHEREAS, Advisor has informed the Company that he is resigning his employment with the Company effective as of the Effective Date;

WHEREAS, the Company has requested that Advisor provide it with assistance with transition and other matters to which Advisor has specialized knowledge or expertise for a period of time following Advisor’s departure from the Company; and

WHEREAS, accordingly, the Company wishes to retain Advisor to provide, on an independent contractor basis, certain advisory services described on Exhibit A attached hereto, and Advisor is willing to perform such services, on an independent contractor basis, for the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.          Scope of Services; Duties.  During the Term (as defined below), the Company hereby engages Advisor to provide the advisory services described on Exhibit A attached hereto (the “Services”).  During the Term, Advisor shall (a) render the Services in a professional and workmanlike manner; (b) devote the amount of time as may be necessary to reasonably satisfy the performance and objectives of the Services; and (c) observe all Company policies in place from time to time for independent contractors that are or have been made known to Advisor.

2.          Term.  The term of this Agreement, and the period during which Advisor will provide Services to the Company hereunder, shall commence on the Effective Date and shall continue in effect through December 31, 2019 (the “Term”), unless earlier terminated in accordance with Section 6  of this Agreement.

3.          Compensation.

(a)         During the Term, in consideration of Advisor’s performance of the Services under and compliance with this Agreement and conditioned on the execution and nonrevocation of the Release (as defined below) as required by Section 18 hereof,  Advisor will receive the compensation and benefits set forth herein:

(i)          Twelve  (12) equal monthly installments of $41,666.00, with the first monthly installment to be paid promptly following the date the Release becomes irrevocable, but no later than April 30, 2019, and each subsequent installment to be paid within thirty (30) days of the prior installment.  To the extent practicable, payment will be made by wire or ACH transfer in accordance with the instructions currently on file with the Company’s payroll department (or such changed instructions as Advisor may provide in writing to the Company at any time subsequent to the date hereof).

(ii)         Continued vesting of all of Advisor’s outstanding unvested restricted stock unit (“RSUs”) awards in accordance with their terms (as amended by this Agreement), as though Advisor had remained employed with the Company, until the earlier to occur of the expiration or termination of this Agreement; provided, however that (1) in the event termination is the first to occur, then in connection therewith, but prior thereto, except as provided in Section 6(b), any remaining unvested RSUs that would have vested through December 31, 2019 but for such termination will immediately accelerate and be settled in accordance with their terms, and (2) in connection with, but prior to, the first to occur of expiration or termination, all remaining amounts that have yet to be paid to Advisor under Section 3(a)(i) (if any) will remain an obligation of the Company (or the successor thereto or to Holdings, as applicable) and the Company (or such successor) will continue to pay Advisor such remaining amounts in accordance therewith.  Any unvested RSUs that are eligible to continue vesting under this Agreement through December 31, 2019, which would otherwise be forfeited and cancelled on the Effective Date, will instead not be forfeited or cancelled as of such date, pending Advisor’s execution and return of this Agreement and Advisor allowing the Release to become irrevocable.  Before such conditions are satisfied, Advisor may not receive distributions under any equity compensation described in the preceding sentence and if the Release conditions are not satisfied, such equity compensation will be forfeited retroactively to the Effective Date.  For the avoidance of doubt, any unvested RSUs that are not eligible to continue vesting under this Agreement through December 31, 2019, will cease vesting and be forfeited and cancelled as of the Effective Date.

(iii)       Extension of the exercise period applicable to Advisor’s outstanding stock option award having a strike price of $3.69 per share, granted on February 29, 2016, to provide that such stock options that are vested as of the Effective Date (the “$3.69 Vested Options”) will remain exercisable through July 31, 2020 (the “Option Exercise Period”), with such award treated as amended by this Agreement.  For the avoidance of doubt, any outstanding stock options that remain unvested as of the Effective Date, whether pursuant to such award or any other stock option award previously granted to Advisor, will cease vesting and be forfeited and cancelled as of the Effective  Date.

(iv)        Notwithstanding anything contained herein, if, prior to the expiration of this Agreement, the Company or Holdings undergoes a Reorganization Event (as defined in the Blue Apron Holdings, Inc. 2017 Equity Incentive Plan (the “2017 Plan”)), then in connection therewith, but prior to the consummation thereof,  (1)  except as provided in Section 9(b)(2)(B) of the 2017 Plan, any remaining unvested RSUs that would have vested through December 31, 2019 but for such Reorganization Event will immediately accelerate and be settled in accordance with their terms,  (2) all remaining amounts that have yet to be paid to Advisor under Section 3(a)(i) (if any) will remain an obligation of the Company (or the successor thereto or to Holdings, as applicable) and the Company (or such successor) will continue to pay Advisor such remaining amounts in accordance therewith,  and (3) the $3.69 Vested Options may be terminated (subject to Holdings’s payment in respect of all shares underlying the $3.69 Vested Options of the amount, if any, of the excess of the per share consideration to be paid to the holders of Holdings’s class B common stock (or, if the class B common stock has converted to class A or other common stock,  the consideration to be paid to the holders of the resulting common stock) in such Reorganization Event over the applicable per share exercise price of the $3.69 Vested Options), or may be assumed or replaced with substantially equivalent awards to the extent consistent with any action to be taken by Holdings in respect of the outstanding options held by all other holders thereof in connection with such Reorganization Event.

(b)         Advisor’s compensation (other than any equity compensation that vested before the Effective Date) shall be payable without deduction for federal income, social security or state or local income taxes.  The compensation shall not be a salary and includes Advisor’s overhead and profit and any and all federal, state and local taxes that may be applicable to the Services.  Advisor shall bear sole responsibility for payment of any federal, state and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and disability insurance, health benefits, retirement benefits or other welfare or pension benefits, and any other payments and expenses for Advisor, as required by law.

(c)         Upon expiration or termination of this Agreement, the Company and Holdings, as applicable, shall promptly pay all compensation, and settle all benefits, due and owing to Advisor through the date of such expiration or termination as contemplated by this Agreement.  Except as otherwise provided in this Agreement or the Release attached as Exhibit B hereto, in no event shall the Company or Holdings be obligated to make any further payment to Advisor.

4.          Expenses.  The Company will reimburse Advisor for his reasonable and documented out-of-pocket travel expenses incurred in connection with the performance of the Services, in each case, billed at cost. Any individual expense in excess of $250.00, and aggregate expenses in excess of $1,000.00, shall require the prior written approval of the Company in each instance prior to incurrence. Advisor further agrees that as an independent contractor all other costs and expenses incurred by Advisor in connection with the performance of the Services shall be borne solely and exclusively by Advisor.

5.          Independent Contractor; Compliance with Laws.  It is expressly understood and agreed between the Parties that Advisor is acting solely as an independent contractor in performing the Services, and that Advisor will not be considered an employee of the Company within the meaning or application of any federal, state or local laws or regulations, including, but not limited to, laws or regulations covering unemployment insurance, retirement benefits, workers’ compensation insurance, labor or taxes of any kind.  Neither Advisor nor the Company shall represent directly or indirectly that Advisor is an agent or employee of the Company.  Advisor understands that the Company shall not carry workers’ compensation insurance or any health or accident insurance or any other type of insurance to cover Advisor and further understands that the Company shall have no responsibility or liability whatsoever for any injuries or other damages sustained or incurred by Advisor in connection with the Services.  Advisor also understands that the Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes with respect to amounts due Advisor hereunder, or provide any other contributions or benefits (including in respect of COBRA, which Advisor shall be solely responsible for if he elects COBRA coverage) that might be expected in an employer-employee relationship, and Advisor expressly waives any right to such participation or coverage.  Advisor acknowledges that Advisor is solely responsible for payment of all taxes, withholdings and other similar statutory obligations.  Advisor hereby indemnifies, defends and holds harmless the Company from and against any and all claims with respect to the matters described in this Section 5 in the event of Advisor’s failure to do so.

6.          Termination; Effect.

(a)         This Agreement, and Advisor’s engagement hereunder, will expire at the end of the Term, and will earlier terminate upon the occurrence of any of the following events:

(i)          immediately upon the mutual written agreement of the Parties;

(ii)         by (1) the Company upon not less than five (5) days’ prior written notice of termination to Advisor or (2) Advisor upon not less than thirty (30) days’ prior written notice of termination to the Company;

(iii)       immediately upon written notice to the other Party in the event of any material breach by such other Party of any of his or its representations, warranties, covenants or agreements set forth in this Agreement;  or

(iv)        immediately upon the consummation of a  Reorganization Event.

(b)         In the event this Agreement terminates pursuant to Section 6(a)(ii)(2) or 6(a)(iii) (but,  with respect to Section 6(a)(iii), only if the Company is the terminating Party),  then in connection therewith any remaining unvested RSUs will cease vesting as of the effective date thereof and be forfeited and cancelled (but, for the avoidance of doubt,  all remaining amounts that have yet to be paid to Advisor under Section 3(a)(i) (if any) will remain an obligation of the Company (or the successor thereto or to Holdings, as applicable) and the Company (or such successor) will continue to pay Advisor such remaining amounts in accordance therewith).

(c)        For the avoidance of doubt, except to the extent the $3.69 Vested Options are terminated in connection with a Reorganization Event as contemplated by Section 3(a)(iv), in no event will the Option Exercise Period be earlier terminated as a result of the expiration or termination of this Agreement or otherwise.

7.          No Conflict of Interest.  Advisor represents and warrants that he does not have and will not enter into any contract, agreement, arrangement, understanding, obligation or duty to any other person or entity that would prevent, limit or inhibit Advisor from performing Advisor’s obligations to the Company under this Agreement or otherwise complying with any of the terms of this Agreement.  For the avoidance of doubt, except as provided in the immediately preceding sentence, nothing herein shall prevent Advisor from becoming employed on a full- or part-time basis during the term of this Agreement or from rendering services as an independent contractor (or other status) to other persons or entities.

8.          Confidential Information. For purposes of this Agreement, the term “Confidential Information” means, except as may be in the public domain at any time, any and all information or data, including, without limitation, trade secrets, know-how, show-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development, project procedures and customer, client, supplier and employee lists and data and other personally identifiable information, disclosed by or on behalf of the Company in connection herewith that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of whether such information is furnished before, on or after the Effective Date.  The term “Confidential Information” shall be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by or on behalf of Advisor or that contain, reflect or are derived from or based upon, in whole or in part, any information furnished to Advisor in connection herewith (collectively, “Notes”).

With respect to any Confidential Information disclosed by or on behalf of the Company:

(a)         Advisor will use such Confidential Information only in the performance of the Services.  Advisor will not use any Confidential Information at any time (during or after Advisor’s engagement with the Company) for Advisor’s own benefit, for the benefit of any other individual or entity or in any manner adverse to the interests of the Company;

(b)         Advisor will not disclose Confidential Information at any time (during or after Advisor’s engagement with the Company), unless (i) the Company consents in advance in writing; (ii) the Confidential Information becomes of public knowledge or enters the public domain (other than through Advisor’s direct or indirect act or omission); (iii) Advisor receives a subpoena, court order or other form of legal process (including, for purposes of this clause (b), pursuant to a governmental or regulatory investigation) that requires him to disclose Confidential Information  (provided that Advisor agrees, to the extent permitted by applicable law and any time limit constraints posed by the subpoena, court order or other legal process, to promptly deliver a copy of such subpoena, order or other legal process to the Company in accordance with Section 12, and that Advisor agrees to reasonably cooperate with the Company to protect its Confidential Information in connection with any such subpoena, court order or other legal process);  (iv) it is necessary to pursue or defend a claim against or by the Company in any legal proceeding to enforce the terms of this Agreement or the Release, but only to the minimum extent reasonably necessary; or (v) Advisor is otherwise permitted by this Agreement or applicable law;

(c)         Advisor will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying, destruction and handling of any Confidential Information;

(d)         Advisor acknowledges that the Company may be required to sign nondisclosure or confidentiality agreements from time to time with certain customers, clients, vendors and suppliers, or certain prospective customers, clients, vendors or suppliers, or with other third parties, in which the Company agrees that it will not directly or indirectly disclose Confidential Information of such parties.  By executing this Agreement, Advisor acknowledges and agrees that the Company may rely, and will rely, on this Agreement for purposes of entering into such other agreements.  Further, Advisor will execute and abide by all confidentiality agreements reasonably requested by any such party in connection with his provision of the Services; and

(e)         Upon the Company’s request, Advisor will promptly return,  at the Company’s expense,  all materials containing or relating to any Confidential Information, together with all other property disclosed by or on behalf of the Company, including, to the extent permitted by applicable law, all Notes, to the Company when Advisor’s engagement with the Company expires or terminates, or otherwise on demand.  Advisor will certify to the Company, in writing, that Advisor has complied with the terms of this Agreement.  Advisor shall not retain any copies or reproductions of any Confidential Information, any Notes or any correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes or other documents or electronically stored information (whether or not Confidential Information), of any kind relating in any way to the Company or its business, potential business or affairs.

9.          Ownership of Materials.

(a)         The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship (including, without limitation, photographs, videos, illustrations and written materials), mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Advisor (a) during the Term that relate to the subject matter of or arise out of or in connection with the Services, and (b) at any time prior to the Term in respect of any services provided by Advisor  (in his capacity as such) to the Company during such period (collectively, “Materials”), and Advisor shall promptly disclose and provide all Materials to the Company.  All Materials are “works made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception, and, notwithstanding anything to the contrary contained herein, the Company shall have full rights to use such Materials in any media now known or hereafter invented, in perpetuity throughout the universe.  To the extent any Materials or any elements comprising or including any Materials are found not to be a “work made for hire” as a matter of law, Advisor hereby irrevocably assigns all right, title, and interest in and to such Materials to the Company.  Advisor shall assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned.  At any time during or after Advisor’s engagement with the Company that the Company reasonably requests, Advisor will sign whatever written documents of assignment are necessary to formally evidence Advisor’s irrevocable assignment to the Company of any Materials.  At all times during or after Advisor’s engagement with the Company, Advisor will assist the Company in obtaining, maintaining, and renewing patent, copyright, trademark and other appropriate protection for any Materials, in the United States and in any other country, at the Company’s expense.

(b)         Advisor is, and shall remain, the sole and exclusive owner of all right, title and interest in and to all documents, data, know-how, methodologies, software and other materials provided by or used by Advisor in connection with performing the Services, in each case developed or acquired by Advisor prior to the commencement or independently of this Agreement (“Pre-Existing Materials”), including all intellectual property rights therein. Advisor hereby grants the Company an irrevocable, perpetual, fully paid-up, royalty-free, non-transferable, non-sublicenseable, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell and otherwise exploit any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the use of the Materials for any and all purposes to the extent reasonably required in connection with the Company’s receipt or use of the Services and any deliverables. All other rights in and to the Pre-Existing Materials are expressly reserved by Advisor.

(c)         The Company and its licensors are, and shall remain, the sole and exclusive owner of all right, title and interest in and to any documents, data, know-how, methodologies, software and other materials (“Company Existing Materials”) provided by the Company to Advisor, including all intellectual property rights therein. Advisor shall have no right or license to use any Company Existing Materials except solely during the term of this Agreement and only to the extent necessary to provide the Services to the Company. All other rights in and to Company Existing Materials are expressly reserved by the Company.

10.        Limitation of Liability.  TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT WILL THE COMPANY OR HOLDINGS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, LOSS OR DIMINUTION IN VALUE OF ASSETS OR SECURITIES, OR DAMAGES FOR BUSINESS INTERRUPTION FOR LOSS OF USE OR DATA), ARISING OUT OF OR IN ANY WAY RELATING TO THE SERVICES, THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY), EVEN IF THE COMPANY OR HOLDINGS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. THE COMPANY AND HOLDINGS’S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL IN NO EVENT EXCEED THE AMOUNT OF COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT CONTEMPLATED PURSUANT TO SECTIONS 3 AND 4. THE EXCLUSIONS AND LIMITATIONS CONTEMPLATED BY THIS SECTION 10 WILL APPLY TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, EVEN IN THE EVENT THAT ANY OF ADVISOR’S REMEDIES HEREUNDER FAIL OF THEIR ESSENTIAL PURPOSE. UNLESS OTHERWISE EXPRESSLY PRESCRIBED BY

APPLICABLE LAW, ADVISOR MUST COMMENCE ANY ACTION AGAINST THE COMPANY OR HOLDINGS ARISING FROM THIS AGREEMENT OR ITS PROVISION OF THE SERVICES WITHIN ONE (1) YEAR FROM THE DATE THE CAUSE OF ACTION ACCRUED OR THE CLAIMS MADE THEREUNDER ARE DEEMED IRREVOCABLY WAIVED. THE FOREGOING WILL CONSTITUTE THE COMPANY AND HOLDINGS’S SOLE LIABILITY AND OBLIGATION IN RESPECT OF ANY AND ALL CLAIMS BROUGHT AGAINST IT OR THEM IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER.

11.        Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of each of the Parties and their respective successors and permitted assigns.  Advisor may not assign this Agreement, in whole or in part, or delegate any of its duties or obligations under this Agreement, without the Company’s prior written consent.

12.        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered, (b) upon receipt by the receiving Party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested), or by facsimile, or (c) on the date targeted for delivery if delivered by a nationally recognized overnight courier or similar courier service, in each case addressed to the Company, Holdings or Advisor, as the case may be, at the respective addresses set forth herein in the preamble to this Agreement (if to Holdings or the Company, Attention: General Counsel) or such other address as either Party may in the future specify in writing to the other.

13.        Entire Agreement; Amendment.  This Agreement, together with the Release, the NDA (as defined in the Release), and Advisor’s applicable equity compensation award agreements, contain the entire agreement, arrangement and understanding of the Parties with respect to the subject matter hereof, and supersedes and preempts any and all prior or contemporaneous agreements, arrangements or understandings, whether verbal or written, among the Parties with respect to the subject matter hereof, and the Parties acknowledge and agree that this Agreement has been induced by no representations, statements or agreements other than those contained herein. This Agreement may not be amended, changed or modified except by an instrument in writing, signed by the Company and Advisor.

14.        No Waiver.  A waiver by a Party of a breach of any term or provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

15.        Arbitration.

(a)         Except with respect to any Claim (i) that is expressly precluded from arbitration or a pre-dispute arbitration agreement by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”), or (ii) that seeks injunctive or other equitable relief for the alleged unlawful use of Materials or involves the confidentiality provisions of the JAMS rules or this Agreement, all Claims that any Party now has or in the future may have against the other Party(ies) or any of its respective representatives, including, without limitation, contract Claims, tort Claims, Claims for compensation, penalties or restitution and any other Claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, Advisor’s relationship with the Company, Advisor’s provision of Services to the Company or the termination of Advisor’s relationship with the Company (collectively “Covered Claims”), are subject to and will be resolved by binding arbitration pursuant to the terms of this Agreement, and not by a court or jury. Each Party hereby irrevocably consents and agrees to arbitrate any Covered Claims through binding arbitration, and forever waives and gives up its right to have a judge or jury decide any Covered Claims.

(b)         To the maximum extent not prohibited by applicable law, the Parties agree that (i) no Covered Claims may be initiated or maintained as a class action, collective action, class arbitration or other type of representative action or proceeding, either in court or arbitration (as applicable, a “Class Action”), and Advisor waives any right to act as a Class Action representative or to participate as a member of a class of claimants with respect to any Covered Claim; (ii) all Covered Claims must be brought in a Party’s individual capacity and may not be joined or consolidated in court or arbitration with other individuals’ Claims, and no damages or penalties may be sought or recovered on behalf of other individuals; (iii) notwithstanding anything contained in this Agreement, a court of competent jurisdiction, and not an arbitrator, must resolve issues concerning the enforceability or validity of the Class Action waiver set forth above; and (iv) if, for any reason, the Class Action waiver is held unenforceable or invalid, in whole or in part, then a court of competent jurisdiction, and not an arbitrator, will decide the type of Claim as to which the Class Action waiver was held unenforceable or invalid and all other Claims will remain Covered Claims and subject to arbitration as set forth herein.

(c)         Each Party agrees that it will notify the other in writing of any Claim it may have within five (5) days of when it becomes aware of such Claim so that the Parties can attempt in good faith to resolve such Claim informally. Such notice must include a detailed description of the nature or basis of the Claim, and the specific relief that such Party is seeking. If the Parties cannot agree how to resolve the Claim within fifteen (15) days after the recipient’s receipt of the Claim notice, then any Party may, subject to Section 15(a), commence an arbitration proceeding. The Parties irrevocably consent and agree that (i) any arbitration will occur in the State of New York, County of New York, Borough of Manhattan; (ii) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of JAMS (and its then-existing emergency relief procedures to the extent a Party seeks emergency relief prior to the appointment of an arbitrator), which rules and procedures are available at www.jamsadr.com, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; and (iii) the state or federal courts sitting in the State of New York, County of New York, Borough of Manhattan, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award and over any Claim between or among the Parties that is not subject to arbitration, and in such case, the rights and obligations of the Parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the State of New York without regard to choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction).

(d)         As limited by the FAA, this Agreement and applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Covered Claim; and (ii) the authority to grant any remedy that would otherwise be available in a court of competent jurisdiction; provided, however, that the arbitrator does not have the authority to determine the question of whether a Claim is subject to arbitration under this Agreement (which authority the Parties agree will be vested solely in a court of competent jurisdiction), or conduct or preside over a Class Action (which is prohibited by this Agreement). The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s Claims.

(e)         The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by this Agreement, Advisor either (i) acknowledges and agrees that it has read and understands the JAMS rules; or (ii) waives its opportunity to read the JAMS rules and any Claim that the JAMS rules are unfair or should not apply for any reason.

(f)         Each Party will pay its own attorneys’ fees, witness fees and all other costs and fees that it incurs in connection with the arbitration, except that the Company will pay all JAMS filing or administrative fees, and any additional fees unique to arbitration. The arbitrator will not otherwise have authority to award any attorneys’ fees, witness fees or other costs and fees unless a statute or contract at issue in the dispute authorizes the award of such costs and fees to the applicable prevailing Party, in which case the arbitrator shall have the authority to make an award of such costs and fees to the full extent permitted by applicable law. If there is a dispute as to who is the prevailing Party, the arbitrator will decide such issue.

16.        Governing Law.  Except with respect to the Parties’ agreement to arbitrate Covered Claims as set forth in Section 15, which shall be governed by the FAA, this Agreement shall be governed by and construed, performed and enforced in accordance with the laws of the State of New York, without giving effect to any conflicts of law rules or provisions of the State of New York or any other jurisdiction.

17.        Severability.      If any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties will agree upon a valid, legal and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

18.        Release.  The benefits set forth in this Agreement are conditioned on Advisor’s executing and not revoking that certain general release, in the form attached hereto as Exhibit B (the “Release”), following the Effective Date in accordance with the terms contemplated thereby.  The Release must be executed (a) on or after the close of business on the Effective Date and (b) by the 21st day after receipt of the final form of Release or, if later, the close of business on first business day following the Effective Date. Advisor hereby acknowledges that the Company is advising him to consult with an attorney before signing this Agreement or the Release, that he has a minimum of twenty-one (21) days to review and consider the Release and seven (7) days to revoke the Release after he signs it, and that the Release will not become effective until seven (7) days have passed without such revocation.

19.        Indemnification; D&O Insurance.  Holdings acknowledges and reaffirms its indemnification obligation owed to Advisor pursuant to that certain indemnification agreement, dated as of June 28, 2017, between Holdings and Advisor, and further acknowledges it will not take any action to remove Advisor from Holdings’s existing directors’ and officers’ liability insurance policy, including from any post-termination “tail” period applicable thereto,  that may provide coverage for any acts and omissions of Advisor that occurred prior to the Effective Date while serving as an employee of the Company or any of its affiliates.

20.        Legal Fee Reimbursement.  The Company will reimburse Advisor for his reasonable and documented out-of-pocket legal fees and expenses actually incurred in connection with the review, negotiation and drafting of this Agreement up to maximum reimbursement amount of $20,000.00; provided that Advisor provides the Company with a detailed invoice of Advisor’s counsel evidencing such fees and expenses actually incurred promptly following the Effective Date.

21.        Survival.  Notwithstanding anything contained in this Agreement, the provisions of Sections 3 through 6 and 8 through 23 of this Agreement and clause (b) of Exhibit A, and the respective rights and obligations of the Parties thereunder, and any other terms or provision of this Agreement which by their nature are intended to or should survive, shall survive any expiration or termination of this Agreement and continue in full force and effect (for the period specified therein, to the extent applicable).

22.        Headings.  The Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

23.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the date first set forth above.

COMPANY:

BLUE APRON, LLC

By:	/s/ Tim Bensley
Name:	Tim Bensley
Title:	Chief Financial Officer

HOLDINGS (solely with respect to
Sections 3(a)(ii), 3(a)(iii), 3(a)(iv), 3(c),
11 through 19, and 21 through 23):

BLUE APRON HOLDINGS, INC.

By:	/s/ Tim Bensley
Name:	Tim Bensley
Title:	Chief Financial Officer

ADVISOR:

/s/ Brad Dickerson
Brad Dickerson

Signature Page to Advisory Agreement

EXHIBIT A

Description of Services

Upon the Company’s reasonable request, Advisor shall be reasonably available for consultation with Holdings’s Chief Executive Officer, senior management and Board of Directors, as applicable, from time to time during the Term as necessary with respect to (a)  transition matters related to Advisor’s former role as the President and Chief Executive Officer and a senior executive of Holdings and its subsidiaries,  (b)  other Holdings or Company matters to which Advisor has specialized knowledge or expertise,  including related to any past, present or future litigation, dispute or regulatory matters that Advisor may have knowledge about or have been involved with during his employment with the Company (and will reasonably cooperate with Holdings and the Company and their counsel or other advisors with respect thereto, and will be reimbursed for all reasonable and documented out-of-pocket expenses actually incurred in connection therewith), and (c) such other matters as the Company and Advisor may mutually agree in writing from time to time. Such consultation shall be by email or telephone and at times convenient to Advisor to the extent reasonably practicable given his then-current business, employment and personal commitments and upon reasonable advance notice if circumstances permit.  Advisor shall not be required to provide Services if doing so would be against his personal legal interests.  If the services of legal counsel are reasonably required in order for Advisor to provide any Services, and the Company and Advisor agree in good faith that the Company’s counsel has a conflict of interest in also representing Advisor, then Advisor may retain his own counsel (which the Company at its election may select or approve) at the Company’s reasonable expense with respect to fees and expenses reasonably incurred by Advisor in order to render such Services.

EXHIBIT B

General Release

EXHIBIT B

This general release (this “Release”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Blue Apron, LLC (collectively with its parent, subsidiaries and other affiliates, as applicable, the “Company”).  The Company and you are each referred to herein individually as a “Party” and together as the “Parties.”  You and the Company hereby agree as follows:

1.          Employment; Expenses.  You have informed the Company that you are resigning your employment with the Company effective as of April 8, 2019, and in connection with your resignation you have executed or will execute a letter of resignation, in a form acceptable to the Company, resigning any officer position(s) you hold in the Company, effective as of your date of resignation, and you agree to execute any additional documents as the Company may reasonably request to effectuate this provision.  To the extent applicable, any unreimbursed expenses incurred during the previous thirty (30) day period should be submitted as promptly as practicable after your date of resignation, and the Company will reimburse you for any approved expenses as soon as administratively feasible in accordance with the Company’s then-current policies and practices.

2.          Release.  In consideration of the benefits set forth herein and in that certain advisory agreement, effective as of April 8, 2019, among you, Blue Apron, LLC and Blue Apron Holdings, Inc. (the “Advisory Agreement”), to which this Release is attached, to the fullest extent permitted by applicable law and except as set forth in Paragraph 3 below, you hereby waive, release and forever discharge the Company and each of its past, present and future parents, subsidiaries, and affiliates, and each of its and their respective past, present and future directors, officers, employees, contractors, equityholders, members, trustees, representatives, agents, advisors, employee benefit plans (and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers), successors and permitted assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”), from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, which you now have, have ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Release, arising out of or relating in any way to your employment relationship with the Company or any of the other Company Releasees in their respective official capacities as such, or other associations with the Company or any of the other Company Releasees in their respective official capacities as such.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Age Discrimination in Employment Act of 1967, (including the Older Worker’s Benefit Protection Act) (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Americans With Disabilities Act, and the Family and Medical Leave Act of 1993, and, to the extent applicable in relation to your location(s) of work for the Company, the New York State Executive Law, including its Human Rights Law, the New York City Administrative Code, including its Human Rights Law, the New York Labor Law, the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act, the New York City Fair Chance Act, the New York State Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious

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Employee Protection Act, the New Jersey State Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Security and Financial Empowerment Act, the New Jersey State Constitution, the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Minimum Wage Act, and the Texas Whistleblower Act), Chapter 121 of the Texas Human Resource Code, the Texas Health & Safety Code, the Texas Deceptive Trade Practices Act, the Texas State Constitution, including all amendments thereto.

By entering into this Agreement, you acknowledge that you are waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary.  You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date of signature of this Release.  You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled.

3.          Notwithstanding the generality of the foregoing, nothing contained in this Release constitutes a release or waiver by you of, or prevents you from making or asserting, (i) any claim or right you may have under the Consolidated Omnibus Budget Reconciliation Act; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim for vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Release; (vi) all claims that are not otherwise waivable under applicable law; (vii) any claim or right you may have under this Release or the Advisory Agreement; (viii) any claim or right you may have under that certain indemnification agreement, dated as of June 28, 2017, between you and the Company; (ix) any claim or right you have under any of your equity compensation award agreements and as a stockholder of the Company; (x) any claim or right that may arise under the certificate of incorporation, bylaws or other governing documents of the Company; or (xi) any claim or right you may have under the Company’s applicable directors’ and officers’ or other third party liability insurance policies, including for post-termination “tail” coverage.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 2, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding.

4.          No Lawsuit or Charges.  You represent and warrant that you have not filed or submitted any lawsuit, claim or charge against the Company or any of the other Company Releasees with any administrative, state, federal, local or other governmental or quasi-governmental entity, agency, board, court, or arbitrator.

5.          Return of Property.  Following the cessation of your employment with the Company, you agree to promptly return to the Company any Company identification cards, credit cards, purchasing cards, keys or key fobs in your possession.  Following the expiration or termination of the Advisory Agreement, you agree to promptly return to the Company any such other Company property in your possession the Company requests, such as computers, files, documents, equipment, applications, software and data, however stored.  To the extent that you have any Company information or property stored on any personal electronic device (e.g., mobile phone, PDA, tablet, personal email, cloud storage, personal computer, etc.), following the expiration or termination of the Advisory Agreement, upon the Company’s request, you agree to fully cooperate with the Company to permanently remove all such information and property from such devices and to provide access to such devices to the Company in order to ensure compliance with this Paragraph 5.  Notwithstanding the foregoing, you may make an electronic copy and retain your contacts list, calendar, personal emails and any emails necessary for the filing of your personal tax returns.

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6.          No Additional Entitlements.  You acknowledge and agree that, except for any wages or other amounts due in a final paycheck and not yet paid, and except for any rights, entitlements or other benefits contemplated by this Release (including those contemplated by Paragraph 3 hereof) or the Advisory Agreement, (a) you have received all entitlements due from the Company relating to your employment with the Company, including, but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and (b) no other entitlements, monetary or otherwise, are due to you in connection with your employment with the Company.

7.          Protection of Confidential Information.  Except as expressly permitted hereunder, under the Advisory Agreement or that certain Employee Non-Disclosure and Invention Assignment Agreement, dated as of as of October 8, 2015, between the Company and you, which agreement you hereby acknowledge and reaffirm (the “NDA”), you agree that you will not, without the Company’s prior written consent, directly or indirectly, disclose any Confidential Information (as defined in the NDA) you have learned by reason of your association with the Company or use any such Confidential Information except for the benefit of the Company.

8.          Non-Publication.  You agree that, unless permitted under the NDA or in undertaking any duties pursuant to the Advisory Agreement, or you have prior written authorization from the Company, you will not disclose, directly or indirectly, any information not already in the public domain (provided such information did not enter the public domain through any breach or other violation of any agreement to which you are a party or any obligation you may owe to the Company or any other person in respect of such information) about or relating to (a) the Company or its past, present or future investors or potential investors; (b) legal matters involving or relating to the Company or any other Company Releasee, or the resolution thereof; or (c) personal matters, personal lives, or other personal information concerning officers, directors, employees or executives of the Company or any other Company Releasee to any reporter, journalist, editor, author, producer, publisher, newspaper, blog, website, social media or similar person or entity (collectively, “Media”), or take any other action intended to or likely to result in such information being made available to the general public, including, without limitation, books, articles, writings or electronic media of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium (collectively, “Publication”).  For the avoidance of doubt, you may respond to any question posed by any potential new employer concerning your departure from the Company provided that, in responding to such question, you do not disclose Confidential Information.  The Company further agrees that, unless it has prior written authorization from you or is otherwise required by applicable law, it will not (and will instruct its current executive officers and directors not to) disclose, directly or indirectly, any information about or relating to your personal matters, personal life, or other information concerning you to any Media, or take any other action intended to or likely to result in the Publication of such information to the general public.  If either party to this Agreement breaches its respective obligations set forth hereinabove in this Section 8, then, in addition to any other remedies that may be available to the non-breaching party, the non-breaching party may respond in a similar manner and medium.  The foregoing provisions of this Section 8 shall no longer apply to either the Company or you following the fifth anniversary of the Effective Date; provided, however, that, for the avoidance of doubt, your obligations under the NDA that are intended to survive without expiration shall so survive.  Furthermore, you agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company or any of the other Company Releasees, unless your participation is required by applicable law. In the event you become employed by another employer during the Restricted Period (as defined below) that competes with the Company, you shall promptly notify the Company in writing of such employment and your anticipated start date.

9.          Non-Solicitation.  In addition to any restrictive covenants you entered into while employed by the Company pursuant to the NDA or otherwise (which are survived and incorporated herein by reference), you acknowledge that you understand that the Company’s ability to operate its

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businesses depends upon its ability to attract and retain skilled employees, and that the Company has and will continue to invest substantial resources in recruiting, hiring and training such employees.  Therefore, during the twelve (12) month period beginning on April 8, 2019 provided this Release becomes effective (the “Restricted Period”), you shall not, to the maximum extent permitted by applicable law, without the prior written consent of the Company, directly or indirectly, (a) approach, solicit, recruit, counsel, induce, or encourage, or have, cause, or assist any other person or entity to do any of the foregoing in respect of, any person who is employed by or providing services to the Company or who has been employed by or has provided services to the Company at any time during the Restricted Period with the purpose of causing such person to terminate employment with the Company, or (b) otherwise interfere with or disrupt, or attempt to interfere with or disrupt, the Company’s workforce; provided, however, that the foregoing will not apply to any personnel who (x) ceased being employed by or providing services to the Company (provided such personnel did not leave his or her employment or service relationship as a direct result of your breach of this Paragraph) at least ninety (90) days before your solicitation or other prohibited actions, or (y) contacts you in response to general advertisements or solicitations, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or the internet, or to efforts by any recruiting or employment agencies, in each case, not specifically directed at such personnel.  Notwithstanding the foregoing, subject to the prior written consent (email sufficient) of the Company’s Chief Executive Officer, you may seek to hire your personal assistant, Kelly Zuar, without violating this Section 9.

10.        Reasonable Restrictions.  You acknowledge and agree that the restrictions set forth in Paragraphs 7 through 9, and the period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests.  In the event you breach any of the provisions in Paragraphs 7 through 9, you acknowledge that the Company may suffer irreparable harm and damages would be an inadequate remedy.  You hereby waive the right to assert the defense that such breach or violation can be compensated adequately in damages at law.  Accordingly, you agree that, in the event of your material breach of any of the provisions in Paragraphs 7 through 9, the Company shall be entitled to seek temporary, preliminary and permanent injunctive or other equitable relief in aid of arbitration in a court of competent jurisdiction as identified in Section 16 of the Advisory Agreement, as incorporated herein pursuant to Paragraph 15 (without being obligated to post a bond or other collateral).

11.        Permitted Conduct; DTSA.  Nothing in this Release, the NDA, or the Advisory Agreement shall prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule or regulation; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (y) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (z) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Release require you to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph 11, or to notify the Company that you have engaged in any such conduct.

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12.        Acknowledgments.  You hereby acknowledge that:

a)          the Company hereby advises you to consult with an attorney before signing this Release;

b)          you have obtained independent legal advice from an attorney of your own choice with respect to this Release or you have knowingly and voluntarily chosen not to do so;

c)          you freely, voluntarily and knowingly entered into this Release after due consideration;

d)          you have had a minimum of twenty-one (21) days to review and consider this Release;

e)          you and the Company agree that changes to the Company’s offer contained in this Release, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 12(d); and

f)           no promise or inducement has been offered to you, except as expressly set forth herein or contemplated hereby, and you are not relying upon any such promise or inducement in entering into this Release.

13.        Revocation.  You have seven (7) days after signing this Release to revoke it.  You acknowledge that if you fail to execute and return this Release to the Company within the time period specified herein for your review and consideration, the promises and inducements contemplated by this Release will be revoked, unless such time period is otherwise extended by the Company in writing. In the event you sign this Release and return it to the Company in less than the time period specified herein for your review and consideration, you acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Release.

14.        Effective Date.  This Release shall become effective on the eighth (8th) day after you sign this Release, so long as it has been signed by the Parties and has not been revoked by you before that date (the “Effective Date”).

15.        Incorporation by Reference.  The provisions set forth in Sections 11 through 17 and 22 through 23 of the Advisory Agreement shall be read to be incorporated into this Release mutatis mutandis as if fully set forth herein.

*        *        *        *        *

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If the above accurately states our agreement, kindly sign below and return an executed copy of this Release to Jolie Loeble, Vice President of Human Resources, within the timeframe specified above.

Sincerely,

BLUE APRON, LLC

By:	/s/ Tim Bensley
Name:	Tim Bensley
Title:	Chief Financial Officer

Date:	4/6/2019

UNDERSTOOD, AGREED TO AND
ACCEPTED WITH THE INTENTION
TO BE LEGALLY BOUND:

/s/ Brad Dickerson
Brad Dickerson

Date:	4/6/2019

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